EXHIBIT 4.13
FIRST AMENDMENT TO LOAN AGREEMENT AND PROMISSORY NOTE

FIRST AMENDMENT TO LOAN AGREEMENT AND PROMISSORY NOTE (this "Amendment") dated as of April 5, 2011, by and between Zanett Opportunity Fund, Ltd. ("Lender") and Integrated Environmental Technologies, Ltd. (the "Borrower").

Background

A. Borrower has issued that certain Loan Agreement and Promissory Note, dated as of January 5, 2011 (the "Note"), to Lender with a principal amount of $200,000 (the "Principal Amount").

B. Lender and Borrower wish to amend certain provisions of the Note, as more fully described in this Amendment.

C. Pursuant to paragraph 14 of the Loan Agreement, the Note may only be modified by a writing signed by both parties.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment.  The first sentence of paragraph 4 of the Loan Agreement is hereby amended to replace “ninety (90) days” with “one hundred eighty (180) days,” and the second sentence of paragraph 4 of the Loan Agreement is hereby amended to replace “April 5, 2011” with “July 5, 2011.”  From and after the date of this Amendment, July 5, 2011 shall be considered the Maturity Date for all purposes under the Note.

2. Defined Terms.  All terms used herein and not otherwise defined shall have the meaning given them in the Note.

3. Counterparts.  This Amendment may be executed in several counterparts each of which shall be an original and all of which taken together shall constitute a single instrument.

4. Governing Law.  This Amendment is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of New York (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law.

5. Costs and Expenses.  Borrower shall promptly pay by wire transfer of immediately available funds all costs and expenses of Lender (including, without limitation, reasonable attorney's fees and expenses) incurred in connection with the negotiation and execution of this Amendment upon Lender's delivery of a written statement of such costs and expenses.

6. Section Headings.  The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

7. Note in Full Force and Effect.  Except as specifically amended hereby, all of the terms and conditions of the Note shall be in full force and effect.  All references to the Note in any other document or instrument shall be deemed to mean such Note as amended by this Amendment.  The parties hereto agree to be bound by the terms and obligations of the Note, as amended by this Amendment, as though the terms and obligations of the Note were set forth herein.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

BORROWER:

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
By:  /s/  William E. Prince
Name:  William E. Prince
Title:  President and Chief Executive Officer

LENDER:

ZANETT OPPORTUNITY FUND, LTD.
By:  /s/  Zachary McAdoo
Name:  Zachary McAdoo
Title: President, McAdoo Capital, Inc., Investment Manager to Zanett Opportunity Fund, Ltd.